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                                                 EXHIBIT 11
                                  WATTS INDUSTRIES , INC. AND SUBSIDIARIES
                                      COMPUTATION OF EARNINGS PER SHARE
                                                 (Unaudited)
                                              Three Months Ended                   Nine Months Ended
                                                   March 31                             March 31
                                          _________________________________    _________________________________
                                               1995              1994               1995              1994
                                          _______________   _______________    _______________   _______________
PRIMARY
   Average shares outstanding                  29,600,853        29,447,848         29,549,100        29,450,991
   Net effect of dilutive stock options -
   based on the treasury stock                     94,768           308,566            147,411           225,045
   method using average market price
                                          _______________   _______________    _______________   _______________
         Total                                 29,695,621        29,756,414         29,696,511        29,676,036
                                          ===============   ===============    ===============   ===============
   Net earnings                              $12,731,481       $11,039,920        $35,286,133       $32,125,370
                                          ===============   ===============    ===============   ===============
   Earnings per share                              $ .43             $ .37             $ 1.19            $ 1.08
                                          ===============   ===============    ===============   ===============
FULLY-DILUTED
   Average shares outstanding                  29,600,853        29,447,848         29,549,100        29,450,991
   Net effect of dilutive stock options -
   based on the treasury stock
   method using the quarter-end
   market price, if higher than average           100,468           337,903            154,457           337,903
   market price
                                          _______________   _______________    _______________   _______________
         Total                                 29,701,321        29,785,751         29,703,557        29,788,894
                                          ===============   ===============    ===============   ===============
   Net earnings                              $12,731,481       $11,039,920        $35,286,133       $32,125,370
                                          ===============   ===============    ===============   ===============
   Earnings per share                              $ .43             $ .37             $ 1.19            $ 1.08
                                          ===============   ===============    ===============   ===============

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